EXHIBIT 99.1


                            CANTEL MEDICAL CORP.
                               150 CLOVE ROAD
                       LITTLE FALLS, NEW JERSEY 07424
                               (973) 890-7220


FOR IMMEDIATE RELEASE
---------------------

Contact:  Richard E. Moyer
          Cameron Associates, Inc.
          Phone: 212-554-5466
          richard@cameronassoc.com

                CANTEL AND MINNTECH ANNOUNCE EXCHANGE RATIO

     Little Falls, N.J. and Minneapolis, Minn.--August 29, 2001--Cantel Medical Corp. (Nasdaq NM:CNTL) and Minntech Corporation (Nasdaq NM:MNTX), today jointly announced that, in connection with their previously announced merger agreement, assuming consummation of the merger, each outstanding share of Minntech common stock will be converted into the right to receive $6.25 in cash and .2216 of a share of Cantel common stock (the "exchange ratio").

     The exchange ratio was determined in accordance with the merger agreement by dividing $4.25 by $19.18, the average closing price of Cantel common stock during the seven consecutive trading day period ending August 28, 2001, the trading day immediately preceding the fifth trading day prior to Minntech's shareholders meeting.

     Cantel and Minntech will hold simultaneous shareholders meetings on Thursday, September 6, 2001 to vote on the merger. Cantel's meeting will be held at 10:00 AM EDT at the offices of Fried, Frank, Harris, Shriver & Jacobson in New York. Shareholders of record as of the close of business on July 24, 2001 will be eligible to cast their vote at the Cantel meeting.

     Minntech's meeting will be held at 9:00 AM CDT at 14550 28th Avenue N., Plymouth, MN, the offices of the company. Shareholders of record as of the close of business on July 24, 2001 will be eligible to cast their vote at the Minntech meeting.

     The joint proxy statement/prospectus relating to the merger was mailed to the respective shareholders of Cantel and Minntech on or about August 3, 2001. Completion of the merger will take place shortly after the September 6 shareholders meetings, if shareholder approval is obtained and all of the conditions to closing set forth in the merger agreement are satisfied or waived.

     Cantel Medical Corp. is a healthcare company concentrating primarily in infection prevention and control products and diagnostic and therapeutic medical equipment. Through its United States subsidiary, MediVators, Inc., Cantel serves customers worldwide by designing, developing, manufacturing, marketing and distributing innovative products for the infection prevention and control industry. Through its Canadian subsidiary, Carsen Group Inc., Cantel markets and distributes medical equipment (including flexible and rigid endoscopes), precision instruments (including microscopes and high performance image analysis hardware and software) and industrial equipment (including remote visual inspection devices). Cantel's subsidiaries also provide technical maintenance services for their own products, as well as for certain competitors' products.

     Minntech Corporation, utilizing its proprietary core technologies in chemicals, hollow fibers, and electronics, has developed and currently markets a wide variety of medical device reprocessing and fluid filtration and separation products for the renal dialysis, medical device disinfection, cardiosurgery, pharmaceutical, biotechnology and semiconductor industries. Minntech is a world leader in renal dialyzer reprocessing, providing a broad product line that includes a reprocessing system and a sterilant that each command the largest market share in the U.S. in their respective categories. Over the years, Minntech has been granted over 155 patents on medical technologies, with 87 patent applications pending.

     IMPORTANT INFORMATION: Investors are urged to read the joint proxy statement/prospectus which was first mailed to shareholders on or about August 3, 2001, and any other relevant documents filed with the SEC, as they contain important details on the proposed merger. (Investors can access documents filed with the SEC for free at the SEC's web site www.sec.gov.)

     Cantel and Minntech, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the shareholders of Cantel and Minntech in connection with the merger. Information about the directors and executive officers of Cantel and their ownership of Cantel stock is set forth in Cantel's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and in the joint proxy statement/prospectus. Information about the directors and executive officers of Minntech and their ownership of Minntech stock is set forth in Minntech's Annual Report on Form 10-K for the fiscal year ended March 31, 2001. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus.